Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Commercial Bancgroup, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	(1)	457(o)		$	$172,500,000.00	0.0001531	$26,409.75

Total Offering Amounts:							$172,500,000.00		26,409.75
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$26,409.75

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Offering Note(s)

(1)	Includes offering price of shares of common stock that the underwriter has the option to purchase to cover over-allotments, if any, as described in the attached Registration Statement on Form S-1.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant and the selling shareholders.